Exhibit 21.1

Subsidiaries of the Registrant

No.	Wholly-Owned Subsidiaries	Jurisdiction

1.	HYD Holding Limited	BVI

2.	Beauty Wave Limited	BVI

3.	China Wave Group Limited	BVI

4.	OWX Group Limited	BVI

5.	OWX Development Limited	BVI

6.	3GUU Holding Limited	BVI

7.	3GUU Mobile Entertainment Industrial Co. , Ltd.	BVI

8.	Uni-Force Development Limited	Hong Kong

9.	OWX Hong Kong Limited	Hong Kong

10.	3GUU Mobile Entertainment Co. Limited	Hong Kong

11.	Huiyou Digital (Shenzhen) Ltd.	PRC

12.	Beijing Dongganlefeng Information Technology Co., Ltd.	PRC

13.	Beijing Longyuebaifu Information Technology Co., Ltd.	PRC

14.	Shenzhen Douwan Network Technology Co., Ltd.	PRC

15.	Shenzhen Yikechuanghui Technology Co., Ltd.	PRC

16.	Shenzhen Qilewuxian Software Development Co., Ltd.	PRC

17.	OWX (Beijing) Technology Co., Ltd.	PRC

18.	Shenzhen Zhongtuokechuang Technology Co., Ltd.	PRC

19.	Guangzhou Yitongtianxia Software Development Co., Ltd.	PRC

No.	Affiliated Entity Consolidated in the Registrant’s Financial Statement	Jurisdiction

1.	Guangzhou Yingzheng Information Technology Co., Ltd.	PRC